EXHIBIT A

                         ASSET PURCHASE AGREEMENT
                              by and between
               AIRGAS CARBONIC RESERVES, INC. ("Purchaser")
                                    and
                       CARBONIC RESERVES ("Seller")
                                    and
      THE BEARD COMPANY and CLIFFORD H. COLLEN, JR. ("Shareholders")


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                         TABLE OF CONTENTS                   PAGE


                             ARTICLE 1
               SUMMARY OF TRANSACTIONS; DEFINITIONS
          1.1 Assets Purchased
          1.2 Excluded Assets
          1.3 Assumption of Liabilities
          1.4 Employment Agreement
          1.5 Non-Competition and Confidentiality Agreements
          1.6 Assignment of Patents and Trademarks
          1.7 US Airgas Guaranty
          1.8 Certain Definitions

                             ARTICLE 2
                          PURCHASE PRICE
          2.1 Purchase Price
          2.2 Purchase Price Allocation.
          2.3 Payment of Purchase Price
                    2.3.1 Assumed Liabilities
                    2.3.2 Closing Payment
                    2.3.3 Holdback Payment

                              ARTICLE 3
                     ASSUMPTION OF LIABILITIES
          3.1 Assumption of Certain Liabilities
          3.2 Limitation of Purchaser's Liabilities
          3.3 Discharge of Liabilities Not Assumed by Purchaser
          3.4 Bulk Sales Law
          3.5 Release of Guarantees

                              ARTICLE 4
                   CONDUCT OF SELLER'S BUSINESS
          4.1 Conduct of Business Prior to Closing
          4.2 Access and Information
          4.3 Compliance with Laws, etc

                             ARTICLE 5
            REPRESENTATIONS, WARRANTIES AND AGREEMENTS
          5.1 Representations, Warranties and Agreements of Seller and Shareholders
                    5.1.1 Organization and Good Standing
                    5.1.2 No Violation; Consents
                    5.1.3 Validity of Agreement
                    5.1.4 Capitalization
                    5.1.5 Assets
                    5.1.6 Inventories
                    5.1.7 Accounts Receivable
                    5.1.8 Taxes
                    5.1.9 Litigation
                    5.1.10 Compliance with Laws; Environmental
                    5.1.11 Contracts
                    5.1.12 Employee Benefit Plans
                    5.1.13 Customers and Suppliers
                    5.1.14 Financial Information
                    5.1.15 Absence of Undisclosed Liabilities
                    5.1.16 Books of Account, Returns and Reports
                    5.1.17 Transactions with Affiliates
                    5.1.18 Franchises, Permits and Licenses
                    5.1.19 Employees
                    5.1.20 Insurance
                    5.1.21 Patents
                    5.1.22 Conditions Affecting Seller
                    5.1.23 Disclosure
                    5.1.24 Knowledge
          5.2 Representations, Warranties and Agreements of Purchaser
                    5.2.1 Organization and Good Standing
                    5.2.2 No Violation; No Consents
                    5.2.3 Validity of Agreement

                             ARTICLE 6
            SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                          INDEMNIFICATION
          6.1 Survival of Representations and Warranties
          6.2 Indemnification
                    6.2.1 Seller's and Shareholders' Indemnity
                    6.2.2 Purchaser's Indemnity
                    6.2.3 Notice and Defense of Indemnity Claims
                    6.2.4 Manner of Indemnification
                    6.2.5 Brokers
                    6.2.6 Limitation
          6.3 Purchaser's Right of Setoff

                             ARTICLE 7
                CONDITIONS PRECEDENT TO THE CLOSING
          7.1 Conditions To Purchaser's Performance
                    7.1.1 Representations and Warranties True
                    7.1.2 Covenants Performed
                    7.1.3 Litigation
                    7.1.4 Other Agreements
                    7.1.5 Consents
                    7.1.6 Opinion of Counsel
                    7.1.7 Audits and Inspections
                    7.1.8 Environmental Studies
                    7.1.9 Hart-Scott-Rodino Antitrust Improvements Act
                    7.1.10 Purchaser Board Approval
          7.2 Conditions to Seller's Performance
                    7.2.1 Representations and Warranties True
                    7.2.2 Covenants Performed
                    7.2.3 Litigation
                    7.2.4 Other Agreements
                    7.2.5 Environmental Studies
                    7.2.6 Hart-Scott-Rodino Antitrust Improvements Act
                    7.2.8 Opinion of Counsel

                             ARTICLE 8
                            THE CLOSING
          8.1 Closing Date
          8.2 Seller's Deliveries at Closing
          8.3 Purchaser's Deliveries at Closing

                             ARTICLE 9
                             EXPENSES
          9.1 Expenses

                            ARTICLE 10
                           CONSTRUCTION
          10.1 Choice of Laws
          10.2 Headings
          10.3 Invalid Provisions

                            ARTICLE 11
                           ASSIGNABILITY
          11.1 Binding Agreement
          11.2 Assignability

                            ARTICLE 12
                              NOTICES
          12.1 Written Notices
          12.2 Notice to Purchaser
          12.3 Notice to Seller

                            ARTICLE 13
               FURTHER ASSURANCES AND MISCELLANEOUS
          13.1 Seller's Name
          13.2 Employee Contracts
          13.3 Further Agreements and Cooperation
          13.4 Audited Business
          13.5 Entire Agreement, No Oral Change
          13.6 Risk of Loss

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                     ASSET PURCHASE AGREEMENT

     The  parties  to this Asset Purchase Agreement ("Agreement") dated the
________ day of July, 1997, are AIRGAS CARBONIC RESERVES, INC. ("Purchaser"), a Delaware corporation and subsidiary of AIRGAS CARBONIC INDUSTRIES, INC.; CARBONIC RESERVES ("Seller"), a Nevada corporation; and THE BEARD COMPANY ("Beard"), an Oklahoma corporation and the majority shareholder of Seller and CLIFFORD H. COLLEN, JR. ("Collen"), an individual residing at 36 Old San Antonio Road, Boerne, Texas 78006 and the minority shareholder of Seller (Beard and Collen collectively "Shareholders").

     Seller desires to sell and Purchaser desires to buy all the assets of Seller used or useful in the dry ice manufacturing and distribution business of Seller (the "Business"), except those expressly excluded herein (such assets, except those expressly excluded, the "Assets"), on the terms and conditions of this Agreement.

     In consideration of the mutual representations, warranties, covenants and agreements hereinafter contained, the parties hereto, each intending to be legally bound hereby, agree as follows:

                             ARTICLE 1
               SUMMARY OF TRANSACTIONS; DEFINITIONS

     1.1  Assets Purchased.   Purchaser  hereby  agrees  to  purchase  from
Seller and Seller hereby agrees to sell to Purchaser all of the Assets. The Assets include, but are not limited to, the following:

          (a) the tangible assets of Seller, all of Seller's accounts receivable, notes receivable, deposits, prepaid expenses, inventories, fixed assets, real property and intangible properties;

          (b) all contract rights, causes of action, claims, refunds and demands of whatever nature, including rights to returned or repossessed goods and rights as unpaid vendor arising out of the Business;

          (c) all books and records relating to the Business and Seller (except minute books and stock record books);

          (d)  all  rights of Seller in and to all of  Seller's  trademarks and trade names, including without limitation, the name "Carbonic Reserves," and all variants thereof, and all intellectual property and proprietary information of Seller; and

          (e)  all of Seller's intangibles and goodwill.

          At Closing, Seller shall deliver to Purchaser a bill of sale for the Assets, substantially in the form of Exhibit 1.1 (the "General Assignment and Bill of Sale"), and special warranty deeds for the Real Property identified in Section 5.1.5(b) and Schedule 5.1.5(c) as being owned by Seller, substantially in the form of Exhibits 1.1.1, 1.1.2, 1.1.3 and 1.1.4 (the "Deeds").

     1.2 Excluded Assets. Purchaser and Seller agree that the following assets are expressly excluded from the purchase and sale hereunder: cash and cash equivalents, notes receivable from Beard or any other Related Party and identified on Schedule 1.2, and any tax refunds relating to periods prior to the Closing Date.

     1.3 Assumption of Liabilities. At Closing (as defined herein), Purchaser shall enter into an assignment and assumption agreement, substantially in the form of Exhibit 1.3 (the "Assignment and Assumption Agreement") providing for Purchaser to assume those liabilities of Seller described in Section 3.1 hereof. Except as expressly provided in this Agreement, Purchaser is not assuming any liabilities of Seller.

     1.4  Employment  Agreement.   At  Closing,  Collen shall enter into an
employment agreement with Purchaser, substantially  in  the form of Exhibit
1.4 (the "Employment Agreement").

     1.5 Non-Competition and Confidentiality Agreements. At Closing, Seller, Beard and Collen shall enter into separate non-competition and confidentiality agreements with Purchaser, substantially in the form of Exhibits 1.5(a), (b) and (c) (the "Non-Competition and Confidentiality Agreements"). At Closing, Purchaser shall pay Collen Five Hundred Thousand Dollars ($500,000) in consideration for his execution of the Non-Competition and Confidentiality Agreement.

     1.6 Assignment of Patents and Trademarks. At Closing, Seller shall execute and deliver to Purchaser Assignment of Patents and Assignment of Trademarks forms, assigning Seller's rights in and to the patents and trademarks described in Section 5.1.21, substantially in the form of Exhibits 1.6(a), (b) and (c) (the "Patent and Trademark Assignments").

     1.7 US Airgas Guaranty. Concurrently with the execution hereof, Purchaser is causing US Airgas, Inc., a subsidiary of Airgas, Inc., to execute and deliver to Seller and Shareholders a guaranty of Purchaser's obligations hereunder, substantially in the form of Exhibit 1.7 (the "US Airgas Guaranty").

     1.8 Certain Definitions. The following terms used in this Agreement shall have the meanings set forth below:

     "Affiliate" means any person, firm, corporation, partnership or association controlling, controlled by, or under common control with another person, firm, corporation, partnership or association;

     "Airgas  Plans"   shall  have  the  meaning  given  to  such  term  in
Section 13.2 hereof;

     "Assets" shall have the meaning given to such term in the preamble of this Agreement and in Section 1.1 hereof;

     "Assumed  Liabilities"   shall  have the meaning given to such term in
Section 3.1 hereof;

     "Business" shall have the meaning given to such term in the preamble of this Agreement;

     "Closing" shall have the meaning given to such term in Section 8.1 hereof;

     "Closing  Date"   shall  have  the  meaning  given  to  such  term  in
Section 8.1 hereof;

     "Closing Date Balance Sheet" means a balance sheet as of the Closing Date and a related statement of income, stockholders' equity, and cash flows for the period between the last day of Seller's last full fiscal year and the Closing Date, prepared by Purchaser, subject to Seller's approval, within sixty (60) days after the Closing Date in accordance with generally accepted accounting principles, consistently applied in accordance with the past practices of Seller;

     "Code"  shall mean the Internal Revenue Code of 1986, as amended;

     "Employee  Plans"   shall  have  the  meaning  given  to  such term in
Section 5.1.12 hereof;

     "Environmental Laws" shall mean all Legal Requirements relating to the generation, storage, handling, release, discharge, emission, transportation, treatment or disposal of solid wastes, hazardous wastes, and hazardous, toxic or dangerous materials or substances, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act (as amended), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, and the Hazardous Materials Transportation Act;

     "Environmental Liability" shall mean any obligation or liability imposed against an owner or operator of property pursuant to the provisions of any Environmental Laws or pursuant to common law, and shall include all response costs, costs of remediation, attorneys' fees and expert witness fees to investigate and defend such claims, personal injuries and any dam-ages to natural resources and other property. The term "Environmental Liability" shall include all theories of liability for environmental contamination of property, including theories arising under statute, com-mon law or tort, and contribution;

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

     "Financial  Statements"  shall  have the meaning given to such term in
Section 5.1.14 hereof;

     "Hazardous Substances" shall have  the  meaning  given to such term in
Section 5.1.10 hereof;

     "Holdback" shall have the meaning given to such term in Section 2.3.3 hereof;

     "Immaterial Contracts" shall have the meaning given to  such  term  in
Section 5.1.11 hereof.

     "Indemnity Claims" shall have the meaning given to such term in Sections 6.2.1 and 6.2.2 hereof;

     "Legal Requirements" shall mean all judgments, decrees, injunctions, orders, writs, rulings, laws, ordinances, statutes, rules, regulations, codes and other requirements of all federal, state and local governmental, administrative and judicial bodies and authorities;

     "Permitted Contracts" shall have the meaning given  to  such  term  in
Section 3.1 hereof.

     "Personal Property Leases" shall have the meaning given to such term in Section 5.1.5(a) hereof;

     "Purchaser" shall have the meaning given to such term in the preamble of this Agreement;

     "Purchase  Price" shall  have  the  meaning  given  to  such  term  in
Section 2.1 hereof;

     "Real  Property"  shall  have  the  meaning  given  to  such  term  in
Section 5.1.5(b) hereof;

     "Real Property  Leases"  shall  have the meaning given to such term in
Section 5.1.5(b) hereof;

     "Related Party" shall mean Collen and any member of Collen's immediate family, any Affiliate of Seller, any Affiliate of Beard, and any employee, director, officer or shareholder of any of the foregoing.

     "Scheduled Contracts" shall have the meaning  given  to  such  term in
Section 5.1.11 hereof;

     "Seller" shall have the meaning given to such term in the preamble of this Agreement;

     "Wastes" shall have the meaning given to such term in Section 5.1.10 hereof;

     Financial terms not defined in this Agreement shall have the meanings of such terms under generally accepted accounting principles.

                             ARTICLE 2
                          PURCHASE PRICE

     2.1 Purchase Price. The purchase price for the Assets and Business of Seller is Nineteen Million Five Hundred Twenty Thousand Dollars ($19,520,000), plus the amount of liabilities to be assumed by Purchaser hereunder (the "Purchase Price"), subject to any setoff provided in Section
2.3.3 and payable in the manner provided in Section 2.3.

     2.2 Purchase Price Allocation. The Purchase Price shall be allocated in accordance with Section 1060 of the Code, based on the actual results of operations of Seller through the Closing Date as shown on the Closing Date Balance Sheet, consistent with the valuation techniques and practices of US Airgas, Inc. and, if Purchaser elects, on the basis of an independent third party appraisal made at Purchaser's expense. The parties agree (i) that they shall allocate to accounts receivable consideration paid and received equal to the face value of such receivables as of the Closing Date as reflected on the Closing Date Balance Sheet; (ii) that they shall allocate to inventory consideration paid and received equal to the lower of cost or market value as of the Closing Date as reflected on the Closing Date Balance Sheet; (iii) that they should allocate to fixed assets consideration paid and received equal to the fair market value of those assets as of the Closing Date as determined by appraisals prepared by independent third parties or valued in a manner consistent with past valuation techniques and practices of the US Airgas, Inc., as Purchaser shall elect; and (iv), that the parties shall adopt and abide by the allocations provided for herein in all federal and state tax filings, and shall take no position inconsistent therewith.

     2.3  Payment of Purchase Price.

          2.3.1 Assumed Liabilities. At the Closing, Purchaser shall assume the Assumed Liabilities described in Sections 3.1.

          2.3.2 Closing Payment. On the Closing Date, or the first business day thereafter if the Closing Date is a Saturday, Sunday or legal holiday, Purchaser shall pay Seller Eighteen Million Five Hundred Thousand Dollars ($18,500,000) by wire transfer or other immediately-available funds.

          2.3.3 Holdback Payment. No later than 150 days after the Closing Date, Purchaser shall pay Seller the sum of One Million Dollars ($1,000,000) (the "Holdback") by wire transfer or other immediately available funds. The Holdback shall be subject to setoff for (i) any accounts receivable of Seller in existence as of the Closing that are not collected within 120 days of the Closing (to the extent such uncollected accounts receivable exceed in amount the Doubtful Accounts Allowance provided for in Section 5.1.7); (ii) the amount, if any, by which notes payable to third parties included in the Assumed Liabilities, as reflected on the Closing Date Balance Sheet, exceed the amount of such notes payable as reflected on Seller's December 31, 1996 Financial Statements to the extent such excess is greater than the increase in the value of the fixed assets included in the Assets, as reflected on the Closing Date Balance Sheet, above the value of such fixed assets as reflected on Seller's December 31, 1996 Financial Statements; and (iii) any other Indemnity Claims (as defined herein) under this Agreement which arise during said 150 day period. Any accounts receivable as to which Purchaser exercises its right of setoff shall be reassigned to Seller. Purchaser shall give Seller a written notice specifying any setoffs made or to be made against the Holdback. If Seller disputes any of such setoffs, it shall so notify Purchaser prior to that date which is 30 days after its receipt of Purchaser's Notice. If Seller and Purchaser cannot resolve any of such disputes within thirty (30) days after the date of Purchaser's receipt of Seller's notice, Seller shall be free to submit such unresolved disputes to arbitration as provided in Section 6.2.4 hereof.

                             ARTICLE 3
                     ASSUMPTION OF LIABILITIES

     3.1 Assumption of Certain Liabilities. As consideration for the transfer of the Assets and Business to Purchaser, Purchaser agrees to assume at the Closing: (a) the trade accounts payable and accrued expenses incurred in the ordinary course of Seller's business (as provided in Article 4) existing on the Closing Date, excluding any federal or state income tax liability relating to the operations of Seller prior to the Closing Date, employee-related liabilities and indebtedness to Beard or any Related Party; (b) the notes payable to third parties as reflected on Seller's December 31, 1996 balance sheet together with those entered into in the ordinary course of business in a manner consistent with past practice after December 31, 1996 and prior to the Closing Date; and (c) the obligations of future performance of Seller under the Scheduled Contracts shown as being assumed by Purchaser, under the Immaterial Contracts, and under comparable contracts of Seller entered into in the ordinary course of business after the date hereof and prior to the Closing Date (such comparable contracts the "Permitted Contracts"). The liabilities described above are referred to herein as the "Assumed Liabilities."

     3.2 Limitation of Purchaser's Liabilities. The parties agree that Purchaser will not assume or pay any debts, liabilities, or obligations not expressly described in Section 3.1 and, without limiting the generality of the foregoing, agree that, anything in Section 3.1 to the contrary notwithstanding, the Assumed Liabilities shall not include and Purchaser will not assume or pay any of the following:

          (a) any obligations or liabilities to employees of Seller, including without limitation any obligation or liability under any collective bargaining agreement, or any pension, profit-sharing or other employee benefit plan affecting any employee or former employee of Seller;

          (b)  any Environmental Liabilities;

          (c) any contingent liabilities based on Seller's sale or lease of defective products or equipment, Seller's failure to adequately warn any purchaser or user of its products and equipment or Seller's breach of any express or implied warranty made in connection with the sale or lease of any products or equipment;

          (d) any tax liabilities (including penalties and interest) of Seller or Shareholders (including, without limitation, any sales or use taxes arising out of the transfer of the Assets to Purchaser, which Seller shall pay except where payment by the Seller, or reimbursement of Purchaser by Seller, is prohibited, or payment by Purchaser without reimbursement by Seller is required by law);

          (e) any liabilities or obligations incurred by Seller after the Closing Date;

          (f) any liabilities or obligations incurred by Seller or Shareholders in connection with this Agreement and the transactions provided for herein, including without limitation, counsel and accounting fees;

          (g) any liabilities or obligations of Seller under any contract, lease or other agreement which is not one of the Scheduled Contracts shown on Schedule 5.1.11 as being assumed by Purchaser; or

          (h) any liabilities or obligations of Seller to the extent the same is (i) not disclosed or reserved against on Seller's December 31, 1996 balance sheet or in this Agreement (or in a schedule attached hereto), or if such liability or obligation is so disclosed or reserved, the amount by which such liability or obligation as finally determined exceeds the amount thereof so disclosed or reserved, or (ii) not incurred in the ordinary course of business (as provided in Article 4) after December 31, 1996 and prior to the Closing Date.

     3.3  Discharge of Liabilities Not Assumed by  Purchaser.   Except  for
those liabilities set forth in Section 3.1 hereof, Seller agrees to pay or discharge any and all liabilities of Seller when due.

     3.4 Bulk Sales Law. Purchaser hereby waives compliance by Seller with the provisions of the Bulk Sales Law of any state, if applicable to the transactions contemplated hereby; provided, however, that Seller agrees to indemnify Purchaser for claims of creditors of Seller with respect to liabilities not being assumed by Purchaser pursuant to the express terms of this Agreement.

     3.5 Release of Guarantees. Purchaser agrees to use its best efforts to cause Beard to be released from all written guarantees of Seller's obligations. If Purchaser is unable to obtain the release of Beard from any such guaranty (an "Unreleased Guaranty"), Purchaser hereby agrees to indemnify and defend Beard and hold it harmless, from and against any and all damages, claims, deficiencies, losses, liabilities, obligations and expenses (including reasonable attorneys' fees) of every kind and description arising from or relating to such Unreleased Guaranty.

                             ARTICLE 4
                   CONDUCT OF SELLER'S BUSINESS

     4.1 Conduct of Business Prior to Closing. From and after December 31, 1996 and pending the Closing, Seller and Shareholders covenant and agree that except as set forth in Schedule 4.1 or with the prior written consent of Purchaser:

          (a) Seller's Business has been and will be conducted only in the ordinary and usual course, including normal commitments for the purchase of supplies and the sale of goods and services;

          (b) no material contract has been or will be entered into by or on behalf of Seller, other than in the ordinary course of business;

          (c) Seller has not made and will not make any bonuses or salary or wage increases nor any contributions to any profit-sharing or pension plan;

          (d) Seller and Shareholders have used and will use their best efforts to preserve Seller's business organization intact, and their commercially reasonable efforts to keep available the services of present employees and to preserve Seller's reputation and goodwill and the goodwill of Seller's suppliers, customers, and others having business relations with Seller;

          (e) no reorganization, declaration, setting aside or payment of any dividend or other distribution in respect of any of Seller's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock has been or will be effected by Seller;

          (f) Seller has not paid, loaned or advanced and will not pay, loan or advance, any amounts to any Shareholder or any member of a Shareholder's family, except salary and expense reimbursement payments made to Collen in the ordinary course of business and except as disclosed in this Agreement or a schedule attached hereto; provided, however, Seller may make payments to Beard for Seller's prorated share of corporate insurance and employee benefit costs and expenses properly attributable to Seller as of the Closing Date. Seller shall provide details of such payments to Purchaser prior to Closing;

          (g)  Seller  has  not  entered  into  and will not enter into any agreement or arrangement with any Shareholder or any member of a Shareholder's family, except as disclosed in this Agreement or a schedule attached hereto;

          (h) Seller has not sold or leased and will not sell or lease any of its assets or properties, tangible or intangible, except in the ordinary course of its business;

          (i) Seller has not and will not grant a security interest in or otherwise encumber in any manner any of its assets or properties;

          (j) Seller has not incurred and will not incur any indebtedness for borrowed money except in the ordinary course of business pursuant to a credit agreement listed in Schedule 5.1.11;

          (k) Seller has maintained and will maintain the Assets in good condition and repair, normal wear and tear excepted, and adequately insured; and

          (l) Other than those described in Schedule 4.1, Seller has not made and will not make any capital additions in excess of $10,000.Nothing in this Section 4.1 shall require Seller to reduce indebtedness for borrowed money owed to third parties other than such reductions as are required by the instruments evidencing such indebtedness; provided, however, that any proceeds from the sale of fixed assets in the ordinary course of business shall be applied to reduce such indebtedness over and above the normal required reductions referred to above.

     4.2 Access and Information. Seller will give to Purchaser and to Purchaser's officers, employees, counsel, accountants, auditors, and other independent contractors, representatives and designees full and unlimited access, during normal business hours throughout the period after the signing hereof and prior to Closing, to Seller's offices, plants, properties, documents, contracts, commitments, title reports, surveys, tax returns, books and records, files and employees, related to Seller or the Business, will furnish Purchaser with copies of any such documents and will allow Purchaser (and its said representatives and designees) to inspect the accounting work papers and other records of Seller's independent auditors relating to the Business, all in order that Purchaser and its designees may have full opportunity to make such legal, financial, tax, technical, accounting and other reviews and investigations of the Assets and the Business as Purchaser shall desire to make. Purchaser's review and investigation hereunder shall in no way be deemed to relieve Seller or Shareholders from any of the representations, warranties and agreements made herein.

     4.3 Compliance with Laws, etc. Seller shall comply with all laws applicable to it and to the conduct of the Business and Seller and Shareholders shall cause the Business to be conducted in such a manner that on the Closing Date the representations and warranties contained in this Agreement shall be as though such representations and warranties were made on and as of such date, except as otherwise indicated.

                             ARTICLE 5
            REPRESENTATIONS, WARRANTIES AND AGREEMENTS

     5.1 Representations, Warranties and Agreements of Seller and Shareholders. Seller and Shareholders, with respect to Seller, the Assets and the Business, jointly and severally represent, warrant and agree, as of the date hereof, that:

          5.1.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to conduct its business as such business is now being conducted, and has all requisite corporate power and authority to execute and perform this Agreement and the transactions contemplated hereby. Seller is qualified to do business in all states where the failure to be so qualified would have a material adverse effect on the Business or the Assets.

          5.1.2 No Violation; Consents. Seller and Shareholders have taken or will take prior to Closing all necessary or appropriate action to enable them to enter into, execute, deliver and perform this Agreement and the transactions contemplated hereby. Subject to Seller's obtaining the third-party consents described in Schedule 5.1.2, the execution and the performance of this Agreement, and the consummation of the transactions contemplated hereby, will not: (i) violate any provision of the Articles or Certificate of Incorporation or By-Laws of Seller or Beard; (ii) violate or result in the breach of any term or provision of or constitute a default or accelerate maturities under any loan or any other similar agreement, instrument, indenture, mortgage, deed of trust, or other restriction to which Seller or Beard is a party or by which any of the properties of Seller is bound; (iii) violate or result in a breach of any term or provision of or constitute a default or accelerate the terms of any right of first refusal agreement or any other similar agreement or other restriction to which Seller or Beard is a party or by which any of the Assets is bound; or (iv) cause or permit any third party to cause any material contract of Seller to be cancelled or otherwise modified.

          5.1.3 Validity of Agreement. This Agreement and the transactions contemplated hereby have been, or shall have been prior to Closing, duly authorized and approved by the Board of Directors and Shareholders of Seller and the Board of Directors and shareholders of Beard, and this Agreement has been duly executed and delivered by Seller and Shareholders and is the legal, valid and binding obligation, enforceable in accordance with its terms, of Seller and Shareholders, except as the enforcement of Seller's and Shareholders' post-Closing obligations may be limited by bankruptcy, insolvency and general principles of equity. Except for the Board and shareholder approvals described above, no other proceedings are necessary to authorize this Agreement and the transactions contemplated hereby, or the performance or compliance by Seller and Shareholders with any of the terms, provisions or conditions hereof.

          5.1.4     Capitalization.    Seller's  authorized  capital  stock
consists solely of 1,000,000 shares of common stock, of which 160,000 shares of common stock are issued and outstanding and 15,400 shares of preferred stock, of which 14,859 shares of preferred stock are issued and outstanding. The record and beneficial owners of all of the outstanding shares of Seller, and their shareholdings are as follows:

                                                  Shares
          Name      Shares of Common Stock   of Preferred Stock

          Beard               136,000             14,859

          Collen              24,000                 -0-

All of Seller's issued and outstanding shares have been validly issued and are fully paid and non-assessable. Except for the outstanding shares described above, no person or entity has, or has any right or interest in, or claim to or by reason of, any equity securities of Seller, and there are no outstanding options, warrants, agreements, subscriptions or rights of any kind obligating Seller to issue any equity securities or any securities or debt obligations convertible into or exchangeable for any equity securities of Seller. Schedule 5.1.4 contains true and correct copies of Seller's currently effective Articles of Incorporation and By-Laws, each as amended to date. Seller does not own or control directly or indirectly, any stock or other securities of, nor in any manner control, any corporation, association, or business organization.

          5.1.5 Assets. (a) Seller has good and marketable title to all the Assets. All of the machinery, equipment, vehicles and other tangible personal property owned or used in the Business are listed in
Schedule 5.1.5(A) with an indication of whether each is owned by Seller or leased from a third party. All such personal property is in good working order and operating condition and is free and clear of all liens, security interests, mortgages, deeds of trust, pledges, conditional sales contracts, charges, leases, claims, administrative orders or decrees or encumbrances whatsoever (except as disclosed in Schedule 5.1.5(B)). All the Assets are in compliance with all applicable laws and governmental regulations. All of the Assets are in the possession of Seller or its customers and, if in the possession of customers, are held pursuant to binding agreements obligating the customer to return or reimburse Seller for such property. All leases covering personal property not owned by Seller are listed on
Schedule 5.1.11 (the "Personal Property Leases").

          (b) All real property owned by, leased to or otherwise occupied by Seller for use in the conduct of the Business (the "Real Property") is listed on Schedule 5.1.5(C) with an indication of whether each is owned by Seller or leased from a third party. The present use of each parcel of Real Property is in compliance with all applicable zoning ordinances (or variances therefrom) and other applicable government regulations, and there does not exist any notice of any uncorrected violation of any housing, building, safety, fire or other ordinance or applicable governmental regulation. Except for assessments not yet due and payable, Seller is not liable for any unpaid assessments for any public improvements, whether as owner or lessee of any Real Property, nor has Seller received any notice from any appropriate governmental authority of intention to make any public improvement for which Seller may be assessed directly or by reason of a leasehold interest or otherwise. The Real Property owned by Seller is free and clear of all liens and free and clear of all easements, restrictions, building encroachments or other encumbrances and other matters disclosed by an accurate survey of the premises except as disclosed on Schedule 5.1.5(C), which would have a material adverse effect on the value of any of such properties or the use of any such property in the manner that it is currently being used. All leases for any of the Real Property subject to a lease (the "Real Property Leases") are listed in Schedule 5.1.11.

          5.1.6 Inventories. Except as disclosed on Schedule 5.1.6, all inventories of Seller are useable in the ordinary course, have been recorded in amounts not in excess of the lower of cost paid by Seller for such items or the market value thereof, and are good and merchantable and readily saleable in the ordinary course of Seller's business.

          5.1.7 Accounts Receivable. All of Seller's accounts receivable existing as of the Closing Date shall have arisen in the ordinary course of business and, subject to an allowance for doubtful accounts of $33,000 (the "Doubtful Accounts Allowance"), shall be good and collectable within 120 days of the Closing Date, and such accounts receivable are not subject to any counterclaims or setoffs. During the 120-day period following the Closing Date, Purchaser shall use commercially reasonable efforts (but without resort to litigation) to collect all such accounts receivable. Purchaser agrees to cooperate in the collection of accounts receivable reassigned to Seller hereunder.

          5.1.8 Taxes. Within the times and in the manner prescribed by law, Seller has filed all federal, state and local tax returns and reports required by law to have been filed by it, and has paid all taxes, assessments, and penalties due and payable by it. There are no federal, state or local tax liens (other than a lien for property taxes not delinquent) against any of the Assets, nor are there any overdue federal, state or local taxes with respect to the Business or any of the Assets. At Closing, all taxes and other assessments and levies which Seller is required by law to withhold or collect, shall have been duly withheld and collected, and if due, shall be paid over to or deposited with the proper governmental authorities. Seller has furnished to Purchaser true and correct copies of all real estate and personal property tax bills and tax returns of Seller for the most recent full fiscal year and period for which Seller has filed such tax returns or received such tax bills. Seller is not presently under nor has it received any notice of, any contemplated investigation or audit by the Internal Revenue Service or any state or local government or governmental agency concerning Seller's taxes.

          5.1.9 Litigation. Except as disclosed in Schedule 5.1.9, neither Seller, any employees or officers of Seller nor any Shareholder is a party to any pending or, to the best of Seller's knowledge, threatened litigation or administrative investigation or proceeding relating to the Assets or Business, nor, to the best of Seller's knowledge , is there any reasonable basis therefor. To the best of Seller's knowledge no complaints or charges of unlawful conduct have been made against Seller, any employees or officers of Seller, or any Shareholder that relate in any way to the Assets or Business. Purchaser is not assuming any liability with respect to any pending or threatened litigation or administrative investigation or proceeding or with respect to any such complaints or charges of unlawful conduct.

          5.1.10 Compliance with Laws; Environmental. To the best of Seller's knowledge, the Assets and Business are in compliance in all material respects with all Legal Requirements. There is no outstanding notice of any uncorrected violation of any such Legal Requirements. All Real Property, and the use and occupancy thereof, are in compliance with all Legal Requirements and all applicable leases and insurance requirements. The Real Property has not been used for the generation, manufacture, storage or disposal of, and there has not been transported to or from the Real Property, any Hazardous Substances or Wastes (as those terms are hereinafter defined); there are no Hazardous Substances or Wastes present on the Real Property; there has been no use of the Real Property that may, under any federal, state or local law or regulation, require any closure or cessation of the use of the Real Property or impose upon Seller, its successors or assigns any monetary obligations; neither Seller nor any Shareholder has been identified by any governmental agency or individual in any pending or threatened action, litigation, proceeding or investigation as a responsible party or potentially responsible party for any liability for disposal or releases of any Hazardous Substances or Wastes; no lien or superlien has been recorded, asserted or threatened against the Real Property for any liability in connection with any environmental contamination; the Real Property has not been listed on either the National Priorities List, as defined in CERCLA, or any state listing of hazardous sites; and the Real Property is in compliance with all Environmental Laws. No underground tanks currently or formerly used for the storage of any gas or petroleum products are present at the Real Property and if any such tanks previously existed and were removed, they were removed in accordance with all Legal Requirements. For the purposes hereof, "Hazardous Substances" shall mean any flammables, explosives, radioactive materials, asbestos, ureaformaldehyde, hazardous wastes, toxic substances or any other elements or compounds designated as a "hazardous substance", "pollutant" or "contaminant" in the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., or in the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6991 et seq., or any other applicable federal, state or local law or regulation; and "Wastes" shall mean any hazardous wastes, residual wastes, solid wastes or other wastes as those terms are defined in the applicable federal, state or local laws or regulations.

          5.1.11 Contracts. Schedule 5.1.11 is a complete list of each material contract, agreement, lease, mortgage, note, written purchase order, or any other obligation or commitment of Seller or of any Shareholder pertaining to Seller, the Assets or Business which, except in the case of leases, mortgages, or notes, meets the following criteria (the "Contract Delivery Criteria"):

               (a) is a requirements contract with a vendor; or

               (b) has a remaining noncancellable term of one (1) year or more and involves the purchase or sale of goods or services the value of which aggregates or is reasonably expected to aggregate Seventy-Five Thousand Dollars ($75,000) or more per year.

The contracts, agreements, leases, mortgages, notes, written purchase orders and other obligations or commitments listed on Schedule 5.1.11, together with those that would be listed but for their failure to meet the criteria set forth in (a) or (b) above (such unlisted contracts hereinafter the "Immaterial Contracts") are referred to herein as the "Scheduled Contracts." Schedule 5.1.11 indicates as to each Scheduled Contract whether or not such Scheduled Contract is being assumed by Purchaser hereunder. True and correct copies of each of the Scheduled Contracts and Immaterial Contracts have been made available for inspection by Purchaser and true and correct copies of each of the Permitted Contracts will be made available for inspection by Purchaser prior to the Closing. Each of the Scheduled Contracts and Immaterial Contracts contains and each of the Permitted Contracts will contain the entire agreement of the parties thereto, with respect to the subject matter thereof, is, or, in the case of Permitted Contracts, will be, in full force and effect, is, or, in the case of Permitted Contracts, will be, valid and enforceable in accordance with its terms, is, or, in the case of Permitted Contracts, will be, adequate to accomplish the purposes for which it is intended and contains, or, in the case of Permitted Contracts, will contain, only terms normal and reasonable for the conduct of the Business. Seller is not in default under any Scheduled Contract which is being assumed by Purchaser or under any Immaterial Contract which is being assumed by Purchaser nor, to the best of Seller's knowledge, is any other party in default under any such Scheduled Contract or Immaterial Contract nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such Scheduled Contract or Immaterial Contract. Except as noted on Schedule 5.1.11, all of the Scheduled Contracts shown as being assigned to Purchaser, all of the Immaterial Contracts, and all of the Permitted Contracts to be assigned to Purchaser are or will be assignable to Purchaser without the consent or approval of other parties or, if such approval is required Seller will obtain such approval prior to Closing unless Schedule 5.1.11 states that the assignment of such contract is not material to the continued operation of the Business. As of the Closing Date, Seller will not be in default under any of the Scheduled Contracts, any of the Immaterial Contracts, or any of the Permitted Contracts.

          5.1.12    Employee   Benefit  Plans.   Except  as  described   in
Schedule 5.1.12, Seller has no bonus, pension, profit sharing, or retirement income, stock purchase, stock option, hospitalization insurance or similar agreements, plans or practices, formal or informal, covering any of the employees employed in the Business, or under which Seller has any present or future obligation or liability or under which any current or former employee of Seller has any present or future rights to benefits ("Employee Plans"). With respect to each Employee Plan which is an employee pension benefit plan, as defined in Section 3.2 of ERISA, and is intended to be qualified within the meaning of Section 401(a) of the Code (a "Pension Plan"), a copy of the latest available summary plan description, determination letter, and Form 5500 for the most recent plan year have been made available to Purchaser. Each Pension Plan has been determined by the Internal Revenue Service to be qualified. Each Employee Plan has been operated and administered in accordance with the requirements of ERISA and the Code. No Employee Plan or any trustee or administrator
thereof  has  engaged  in  a  "prohibited   transaction"   (as  defined  in
Section 406 of ERISA or in Section 4975 of the Code) which would subject Seller, any Employee Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any Employee Plan to the liability set forth in Section 409(a) of ERISA or to the tax or penalty on prohibited transactions imposed by Section 502 of ERISA or Section 4975 of the Code. Seller is not and has never been a party to a Multi-Employer Plan and has no current or due "withdrawal liability" with respect to any such Multi-Employer Plan. Purchaser is not assuming any liability of Seller to any of Seller's employees or by reason of any Employee Plans. Seller is not a party to any collective bargaining agreements or other labor union or similar agreements, and Seller is not the subject of or threatened by any strike or other labor disturbance by any group of employees, and no attempt or plan to organize Seller's employees is threatened or contemplated. Except as disclosed in Schedule 5.1.9, there are no claims, nor, to the best knowledge of Seller or Shareholders, has any event occurred which could be the basis for any claim under workmen's compensation, occupational safety and health, ERISA or similar laws and regulations.

          5.1.13 Customers and Suppliers. Seller has furnished to Purchaser a complete list of all of Seller's customers with whom Seller has done business within the past twelve months. Except as listed on Schedule 5.1.13(a), none of Seller's customers accounted for more than 5% of Seller's revenues during such period. Except as listed on Schedule 5.1.13(a), no customer or supplier of Seller that during the 12-month period prior to the date hereof accounted for more than $75,000 of gross revenues to Seller (in the case of customer) or $50,000 in gross payments by Seller (in the case of a supplier), has indicated that it intends to terminate or modify its relationship with Seller and Seller agrees to immediately notify Purchaser of any change or prospective change in any such relationship occurring prior to or after the Closing. Except as listed on Schedule 5.1.13(b), Seller has not engaged in any forward selling or granted any unusual sales or terms of sale to any customer. There are no customer prepayments or deposits, except to the extent disclosed in
Schedule 5.1.13(b) hereto.

          5.1.14 Financial Information. Attached as Schedule 5.1.14 are balance sheets and related statements of income, changes in stockholders' equity, and cash flow of Seller for the fiscal years ending December 31, 1996, 1995 and 1994 (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, are true and correct in all material respects, contain no untrue statements of a material fact, do not omit any material fact necessary in order to make such Financial Statements not misleading, and are a true and accurate reflection of the operations of Seller for the periods described therein in accordance with generally accepted accounting principles consistently applied. Since December 31, 1996, there has not been, and as of the Closing Date there will not have been, any material adverse change in the Assets, the Business or Seller's earnings, financial or other condition, or business prospects of Seller (whether or not in the ordinary course of business), nor has there been any damage, destruction or loss adversely affecting the Assets or Business; nor has there been any other event or condition of any nature which reasonably could be expected to have a material and adverse effect on the Assets or Business.

          5.1.15 Absence of Undisclosed Liabilities. There are no liabilities of Seller which have not been disclosed in the Financial Statements or this Agreement or the schedules attached hereto which could reasonably be expected to materially and adversely affect the Assets or Business. There is no basis for the assertion against Seller of any liability of any nature or in any amount which is not fully reflected or reserved against in the Financial Statements, except liabilities incurred in the ordinary course of business since the date of the most recent Financial Statements.

          5.1.16 Books of Account, Returns and Reports. Seller's books of account reflect all material items of income and expense, and all of Seller's material assets, liabilities and accruals.

          5.1.17 Transactions with Affiliates. Except as disclosed in this Agreement or on Schedule 5.1.17 attached hereto, neither Seller nor any Shareholder, officer or director of Seller, nor any member of the immediate family of Collen or any of Seller's officers or directors has a material direct or indirect interest in any person, firm, corporation or entity which has a material business relationship (as creditor, lessor, or otherwise) with Seller.

          5.1.18 Franchises, Permits and Licenses. Schedule 5.1.18 contains a complete and correct list or summary description of all material franchises, permits, licenses, approvals and other authorizations from federal, state and local governmental authorities held by Seller in connection with the conduct of the Business or the Real Property as presently conducted. No claim is pending or threatened to revoke any of said franchises, permits, licenses, approvals, and other authorizations or to declare them invalid in any respect. There are no additional material franchises, permits, licenses, approvals or authorizations necessary for the conduct of the Business or the Real Property as presently conducted.

          5.1.19 Employees. Schedule 5.1.19 is a complete list of all the employees of Seller employed in the business and, for each such employee, his or her current title, exempt or non-exempt status, salary or wage, date of hire, and bonuses and salary increases within the past year. There are no employment contracts with any of the employees that require Seller to employ an employee for a fixed term or restrict the right of Seller to terminate such employee. Except as listed on Schedule 5.1.19, to the best of Seller's knowledge, no former employee of Seller who was employed by Seller at any time within the 12-month period prior to the date hereof is currently engaged, directly or indirectly, in competition with Seller.

          5.1.20 Insurance. Seller has in full force and effect the insurance coverages listed in Schedule 5.1.20. Said insurance is in compliance with all the leases and contracts of Seller and will adequately insure the Assets and Business of Seller through the Closing. Except as disclosed in Schedule 5.1.20, there are no outstanding written requirements or recommendations by any insurer or underwriter with respect to the Assets, the Business or the Real Property which require or recommend changes in the conduct of the Business or work to be performed with respect to any of the Assets or the Real Property.

          5.1.21 Patents. Seller has no patents, trademarks, trade names, copyrights or applications therefor, nor any licenses, assignments or agreements with others relating thereto, except as set forth in Schedule
5.1.21. To the best of Seller's knowledge, except as disclosed on Schedule 5.1.21, there is no reasonable basis for any third party claim that Seller is infringing on any patent, trademark, trade name or copyright in the conduct of the Business as presently conducted. To the best of Seller's knowledge, Seller has the full right to use its corporate name and all trade names currently in use in all places where it now does business and to convey such right to Purchaser as part of the Assets.

          5.1.22 Conditions Affecting Seller. There are no conditions existing with respect to Seller's markets, products, facilities, personnel or raw material supplies which might reasonably be expected to materially adversely affect the Assets, the Business or business prospects of Seller, other than such conditions as may affect the industry in which Seller participates as a whole.

          5.1.23 Disclosure. No representation or warranty by Seller or Shareholders herein or in any certificate or schedule furnished or to be furnished by Seller or Shareholders to Purchaser pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

          5.1.24 Knowledge. For purposes of this Section 5.1, the phrase "to the best of Seller's knowledge," and phrases of similar import shall mean all matters that are known or in the exercise of reasonable business judgement should be known, by Collen, the management of Seller, the management of Beard or any one or more of any of the foregoing and the knowledge of each shall be imputed to the others.

     5.2  Representations,   Warranties   and   Agreements   of  Purchaser.
Purchaser hereby represents, warrants and agrees, as of the date hereof, that:

          5.2.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to conduct its business as such business is now being conducted, and has requisite corporate power and authority to execute and perform this Agreement and the transactions contemplated hereby.

          5.2.2 No Violation; No Consents. Purchaser has taken or will take prior to Closing all necessary or appropriate action to enable Purchaser to enter into, execute, deliver and perform this Agreement and the transactions contemplated hereby. The execution and the performance of this Agreement, and the consummation of the transactions contemplated hereby, will not: (i) violate any provision of the Articles or Certificate of Incorporation or By-Laws of Purchaser; (ii) violate or result in the breach of any term or provision of or constitute a default or accelerate maturities under any loan or any other similar agreement, instrument, indenture, mortgage, deed of trust, or other restriction to which Purchaser is a party or by which any of the properties of Purchaser is bound; (iii) violate or result in a breach of any term or provision of or constitute a default or accelerate the term of any right of first refusal agreement or any other similar agreement or other restriction to which Purchaser is a party; or (iv) cause or permit any third party to cause any material contract of Purchaser to be cancelled or otherwise modified.

          5.2.3 Validity of Agreement. This Agreement and the transactions contemplated hereby have been, or shall have been prior to Closing, duly authorized and approved by the Board of Directors of Purchaser, and this Agreement has been duly executed and delivered by Purchaser and is the legal, valid and binding obligation, enforceable in accordance with its terms, of Purchaser, except as the enforcement of Purchaser's post-Closing obligations may be limited by bankruptcy, insolvency and general principles of equity. Except for the Board approval described above, no other proceedings are necessary to authorize this Agreement and the transactions contemplated hereby, or the performance or compliance by Purchaser with any of the terms, provisions or conditions hereof.

                             ARTICLE 6
            SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                          INDEMNIFICATION

     6.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement or in any schedule or exhibit or other writing delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby, shall survive the Closing for a period of fifteen (15) months after the Closing Date except for representations and warranties with respect to taxes and title, which shall survive for the applicable statute of limitations, and representations and warranties with respect to environmental matters, which shall survive indefinitely. Liability for intentional misrepresentation shall survive without regard to the foregoing limitation.

     6.2 Indemnification. The parties agree to indemnify each other as follows:

          6.2.1 Seller's and Shareholders' Indemnity. Subject to the limitation set forth in Section 6.2.6, Seller and Shareholders, jointly and severally, agree to indemnify and defend Purchaser, and its successors and assigns, and to hold them harmless from and against any and all damages, claims, deficiencies, losses, liabilities, obligations, and expenses (including reasonable attorneys' fees) of every kind and description arising from or relating to: (i) the operation of the Business prior to the Closing; (ii) any misrepresentation or breach of warranty hereunder by Seller or Shareholders; (iii) any nonfulfillment of any of Seller's or Shareholders' obligations under this Agreement; (iv) any federal, state or local taxes which may become payable after the Closing Date to the extent such payment is attributable to periods prior to the Closing Date; or (v) any environmental remediation required at the Real Property arising out of any pre-Closing refining, processing, generating, storing, recycling, transporting, disposing of or releasing into the environment of any Hazardous Substances or Wastes ("Indemnity Claims").

          6.2.2 Purchaser's Indemnity. Purchaser agrees to indemnify and defend Seller, and its successors and assigns, and Shareholders, and to hold them harmless from and against any and all damages, claims, deficiencies, losses, liabilities, obligations, and expenses (including reasonable attorneys' fees) of every kind and description arising from or relating to: the operation of the Business by Purchaser subsequent to the Closing; any misrepresentation or breach of warranty hereunder by Purchaser; other nonfulfillment of any of Purchaser's obligations under this Agreement; or any environmental remediation required at the Real Property arising out of any post-Closing refining, processing, generating, storing, recycling, transportation, disposing of or releasing into the environment of any Hazardous Substances or Wastes by Purchaser or its agents ("Indemnity Claims").

          6.2.3 Notice and Defense of Indemnity Claims. A party hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and a party entitled to indemnification hereunder is referred to as the "Indemnified Party." An Indemnified Party under this Agreement shall give written notice to the Indemnifying Party hereunder with respect to any assertion by the Indemnified Party or by a third party of any liability which the Indemnified Party has reason to believe might give rise to an Indemnity Claim under this Agreement. Such notice shall set forth in reasonable detail the nature of such action or claim, and include copies of any written complaint, summons, correspondence or other communication from the party asserting the claim or initiating the action. As to any such Indemnity Claim which involves a third party, the Indemnifying Party shall assume and thereafter control the defense of such Indemnity Claim. The Indemnified Party shall be entitled, together with the Indemnifying Party, to participate in the defense, compromise or settlement of any such matter through the Indemnified Party's own attorneys and at its own expense, but the Indemnifying Party shall have control thereof. The Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matters and the parties hereto agree to render each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense thereof. An Indemnifying Party shall not make any settlement of any Indemnity Claims, other than Indemnity Claims strictly for monetary damages as to which the Indemnifying Party agrees to be responsible, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business.

          6.2.4 Manner of Indemnification. Any Indemnity Claims that the parties are unable to amicably resolve may be submitted to arbitration by any party in accordance with this Section 6.2.4. The arbitration shall be conducted by a single arbitrator in San Antonio, Texas and, except as otherwise expressly provided herein, shall be conducted in accordance with the rules of the American Arbitration Association. Within thirty (30) days of the hearing, the arbitrator shall render a decision concerning all contested issues considered during the arbitration and the arbitrator shall notify the parties in writing of their decision, setting forth the dollar amount, if any, awarded. The arbitrator's decision shall be final and binding on the parties, and notice of award, if any, shall be given to the parties not later than thirty (30) days after the date set for the hearing. In the event that there shall be more than one dispute to be arbitrated, the parties agree that all pending disputes shall be consolidated to the extent feasible. In the event of an arbitration decision in favor of the Indemnified Party, the amount of the dollar award, if any, plus all reasonable attorneys' fees of the prevailing party, shall be paid in cash by the Indemnifying Party to the Indemnified Party, within ten (10) days following the date of such award. In the event that payment is not made within the time period provided herein, the prevailing party shall have the right to commence an action, at law or in equity, in any state or federal court in the State of Texas to have the decision of the arbitrator enforced. In the event such an action is filed, the costs of such action (including reasonable attorneys' fees) shall be borne by the party against whom such performance is sought.

          6.2.5 Brokers. Each party hereto agrees to indemnify the other and agrees to hold the other harmless against any claim or claims for brokerage or other commission relative to the transactions contemplated herein due to any acts or things done by its employees, agents or consultants.

          6.2.6 Limitation. No Indemnified Party under Section 6.2.1 shall assert an Indemnity Claim based on the breach of representation or warranty by Seller or either Shareholder unless and until the aggregate amount of such Indemnity Claims exceeds $200,000 whereupon the Indemnified Party shall be entitled to full indemnification without deduction. The threshold provided for in the preceding sentence shall not apply to claims based on Seller's accounts receivable or to Indemnity Claims brought under
Section 6.2.1(iv). The maximum liability of Seller and Shareholders herein shall be $22,600,000.

     6.3 Purchaser's Right of Setoff. In the event of (i) an undisputed Indemnity Claim against Seller and/or Shareholders, or (ii) an Indemnity Claim against Seller and/or Shareholders after judgment or award or in any way adverse to Seller and/or Shareholders as provided above, which remains uncured or unsettled for 60 days or more after notice of the Indemnity Claim is given by Purchaser to Seller and/or Shareholders, Purchaser and/or its Affiliates shall have the right, but not the obligation, to set off the amount of the Indemnity Claim against any then remaining obligation of Purchaser and/or its Affiliates to Seller and/or either of the Shareholders, regardless of the source of such obligation.

                             ARTICLE 7
                CONDITIONS PRECEDENT TO THE CLOSING

     7.1  Conditions To Purchaser's Performance.   Purchaser's  obligations
to purchase and pay the Purchase Price for the Assets are subject to the following express conditions:

          7.1.1 Representations and Warranties True. The representations and warranties of Seller and Shareholders contained in this Agreement shall be true and correct in all material respects (should such representations and warranties prove not to be true and correct, the phrase "in all material respects" shall not limit Purchaser's right to indemnification under Article 6 hereof) on and as of the Closing Date (as if made on the Closing Date), and Seller shall have delivered to Purchaser a certificate to such effect, dated as of the Closing Date and signed by its President and Shareholders, which certificate shall be in form and substance reasonably satisfactory to Purchaser.

          7.1.2 Covenants Performed. All of the covenants of Seller and Shareholders set forth herein and which were to be performed at or prior to the Closing Date shall have been duly performed in all material respects (should such covenants prove not to have been duly performed, the phrase "in all material respects" shall not limit Purchaser's rights to indemnification under Article 6 hereof), and Seller and Shareholders shall certify to such effect in the certificate provided for in Section 7.1.1 hereof.

          7.1.3 Litigation. There shall not have been instituted or threatened, on or before the Closing Date, any action or proceeding before any court or governmental agency or body or by a public authority with respect to the acquisition of the Assets or Business as contemplated hereby.

          7.1.4 Other Agreements. All agreements between Purchaser and any other party hereto shall have been fully executed and delivered. Seller shall have executed and delivered the General Assignment and Bill of Sale, the Deeds, and other instruments provided for herein, and such other documents, reasonably satisfactory to Purchaser's counsel, as shall be necessary or appropriate to the transfer of the Assets and Business to Purchaser.

          7.1.5 Consents. Seller shall have obtained all required consents or approvals in writing of all parties whose consent or approval is necessary for the assignment of Scheduled Contracts and Permitted Contracts to be assigned to Purchaser hereunder as provided in
Section 5.1.11, and for the assignment of the Personal Property Leases and the Real Property Leases.

          7.1.6 Opinion of Counsel. Counsel for Seller shall have delivered to Purchaser a favorable opinion, dated as of the Closing Date and in form and substance reasonably satisfactory to Purchaser, with respect to the following matters:

          (a) Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada; and is duly qualified to do business and is in good standing in every jurisdiction where the conduct of its business requires such qualification.

          (b) Seller has full corporate power and authority to enter into this Agreement and to perform all of Seller's covenants and agreements herein set forth. Beard has the full legal right, power and authority to enter into and perform all of the covenants and agreements provided for herein.

          (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: contravene any provision of Seller's Articles of Incorporation or By-Laws; violate, be in conflict with, cause a default under, or otherwise impair the good standing, validity, or effectiveness of any agreement, contract, indenture, note, mortgage, lease, or other obligation or instrument to which Seller or Beard is a party or to which any of the Assets is subject and which is listed on any exhibit on any documents filed by Beard with the Securities and Exchange Commission; or violate any provision of law, rule, or regulation to which Seller or the Assets or Business is subject.

          (d) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller and Beard; and the agreements entered into pursuant to this Agreement are the valid and binding obligations of Seller and Beard, enforceable in accordance with their terms (subject, as to enforcement of remedies, to applicable bankruptcy, insolvency and other laws affecting the rights of creditors generally).

          7.1.7 Audits and Inspections. Seller shall have permitted Purchaser to make such audits and inspections as Purchaser deems reasonably appropriate as provided for in Article 4 hereof and the results of such audits and inspections and any other due diligence conducted by Purchaser shall have been satisfactory to Purchaser in the exercise of its reasonable discretion. Such audits and inspections by Purchaser shall not affect any of the representations and warranties made by Seller and Shareholders in this Agreement and shall not, under any circumstances constitute a waiver of Purchaser's indemnification rights under Article 6 hereof, or otherwise relieve Seller or Shareholders of any liability thereunder.

          7.1.8 Environmental Studies. Purchaser, at its sole cost and expense, shall have obtained Phase I environmental reports which to the satisfaction of Purchaser do not contain any results that would raise a substantial likelihood of an Indemnity Claim by Purchaser based on such matters disclosed in the reports.

          7.1.9 Hart-Scott-Rodino Antitrust Improvements Act. All applicable waiting periods imposed under the Hart-Scott-Rodino Antitrust Improvements Act of 1978, as amended, shall have expired and neither party shall have received any formal protest from the Department of Justice of the Federal Trade Commission with respect to the transactions contemplated by this Agreement.

          7.1.10 Purchaser Board Approval. This Agreement and the transactions provided for herein shall have been approved by the Board of Directors of Purchaser, US Airgas, Inc., Airgas Carbonic Industries, Inc. and Airgas, Inc.

     7.2  Conditions   to   Seller's   Performance.   Seller's  obligations
pursuant to this Agreement are subject to the following conditions:

          7.2.1 Representations and Warranties True. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (should such representations and warranties prove not to be true and correct, the phrase "in all material respects" shall not limit Purchaser's right to indemnification) on and as of the Closing Date (as if made on the Closing
Date), and Purchaser shall have delivered to Seller a certificate to such effect, dated as of the date of Closing and signed by its President or a Vice President, which certificate shall be in form and substance reasonably satisfactory to Seller.

          7.2.2 Covenants Performed. All of the covenants of Purchaser set forth herein and which were to be performed at or prior to the Closing Date shall have been duly performed in all material respects (should such covenants, prove not to have been performed, the phrase "in all material respects" shall not limit Seller's and Shareholders' rights to indemnification under Article 6 hereof), and Purchaser shall certify to such effect in the certificate provided for in Section 7.2.1 hereof.

          7.2.3 Litigation. There shall not have been instituted or threatened, on or before the Closing Date, any action or proceeding before any court or governmental agency or body or by a public authority with respect to the acquisition of the Assets or Business as contemplated hereby.

          7.2.4 Other Agreements. All agreements described in Article 1 between Purchaser and any other party hereto shall have been fully executed and delivered.

          7.2.5 Environmental Studies. Purchaser shall have delivered to Seller any Phase I environmental reports obtained by Purchaser prior to the Closing Date. Seller need not proceed to Closing if the results of any such Phase I study raise a substantial likelihood of an Indemnity Claim by Purchaser based on matters disclosed in such reports.

          7.2.6 Hart-Scott-Rodino Antitrust Improvements Act. All applicable waiting periods imposed under the Hart-Scott-Rodino Antitrust Improvements Act of 1978, as amended, shall have expired and neither party shall have received any formal protest from the Department of Justice or the Federal Trade Commission with respect to the transactions contemplated by this Agreement.

          7.2.7 Seller and Beard Board and Shareholder Approval. This Agreement and the transactions provided for herein shall, to the extent required by law, have been approved by the Board of Directors and Shareholders of Seller and by the Board of Directors and shareholders of Beard.

          7.2.8 Opinion of Counsel. Counsel for Purchaser shall have delivered to Seller a favorable opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller.

                             ARTICLE 8
                            THE CLOSING

     8.1 Closing Date. Subject to the terms and conditions herein contained, the parties agree to close this transaction (the "Closing") at the offices of McAfee & Taft in Oklahoma City, Oklahoma, on August 28, 1997 or on such other date and at such other place as the parties may agree upon in writing, with all transactions being deemed effective as of 12:01 a.m. on September 1, 1997 (the "Closing Date"). Seller and Purchaser may agree to extend the Closing for a reasonable period of time not to exceed thirty (30) days, such agreement not to be unreasonably withheld.

     8.2 Seller's Deliveries at Closing. Seller shall deliver or cause to be delivered to Purchaser at the Closing the following:

          8.2.1 Duly executed copies of the General Assignment and Bill of Sale and the Deeds, together with appropriate certificates of title or other evidences of Seller's ownership of the Assets, and duly executed copies of all instruments and agreements among or between Purchaser, Seller and Shareholders provided for herein.

          8.2.2 Certified copies of resolutions of the Board of Directors of Seller and its shareholders, authorizing the making, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          8.2.3 Certified copies of resolutions of the Board of Directors of Beard and its shareholders, authorizing the making, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          8.2.4     A certificate  of  good  standing from the Secretary of
State  of   Nevada and the Secretary of State of  each  other  state  where
Seller is doing business and is qualified to do business.

          8.2.5 The opinion of counsel described in Section 7.1.6 hereof.

          8.2.6     The certificate described in Section 7.1.1 hereof.

     8.3 Purchaser's Deliveries at Closing. Purchaser shall deliver or cause to be delivered to Seller and Majority Shareholder at Closing the following:

          8.3.1 A certified check or wire transfer payable to the order of Seller in the amounts set forth in Section 2.3 hereof.

          8.3.2 Duly executed copies of all instruments and agreements among or between Purchaser, Seller and Shareholders provided for herein.

          8.3.3 Certified copies of resolutions of the Board of Directors of Purchaser authorizing the making, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

           8.3.4 A Certificate of good standing from the Secretary of State of the State of Delaware for Purchaser.

           8.3.5    The  opinion  of  counsel  described  in Section  7.2.8
hereof.

           8.3.6    The certificate described in Section 7.2.1 hereof.

                             ARTICLE 9
                             EXPENSES

     9.1 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of such party's respective counsel, accountants, other experts and any other expenses incurred by such party incident to the negotiation, preparation and execution of this Agreement. All sales and transfer taxes, including but not limited to deed recording costs and vehicle sales and transfer taxes, arising by reason of the transactions contemplated by this Agreement shall be borne by Seller, except as set forth in Schedule 9.1.

                            ARTICLE 10
                           CONSTRUCTION

     10.1 Choice  of  Laws.   This  Agreement  and  the agreements appended
hereto and delivered herewith shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

     10.2 Headings.   All headings contained  in  this  Agreement  are  for
reference only and shall not affect the meaning or interpretation of this Agreement in any manner.

     10.3 Invalid Provisions. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any other portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid provisions thereof eliminated, and it is the declared intention of the parties hereto that they would have executed the remaining portion of the Agreement without including therein any such part or portion which may be declared invalid.

                            ARTICLE 11
                           ASSIGNABILITY

     11.1 Binding  Agreement.   This Agreement shall be  binding  upon  and
inure to the benefit of each of the parties hereto, their successors and permitted assigns pursuant to Section 11.2 hereof.

     11.2 Assignability. This Agreement shall not be assignable in whole or in part by either party except with the consent in writing of the other party, which consent shall not be unreasonably withheld. Any purported assignment without such consent shall be void. Notwithstanding the foregoing, Purchaser may assign its rights and obligations hereunder to an Affiliate of Purchaser without the necessity of obtaining such consent, provided such assignment shall not affect the continuing applicability of the US Airgas Guaranty.

                            ARTICLE 12
                              NOTICES

     12.1 Written Notices. All notices pursuant to this Agreement shall be in writing.

     12.2 Notice to Purchaser. A notice to Purchaser shall be sufficient in all respects if delivered, or mailed by first class registered or certified mail, postage and fees prepaid, or if sent by a nationally recognized overnight courier providing proof of delivery, or if sent by fax followed by a hard copy sent by first class mail, addressed to the following or such other address as provided by written notice made pursuant to this Article:

                    c/o US Airgas, Inc.
                    Radnor Court, Suite 100
                    259 Radnor-Chester Road
                    Radnor, Pennsylvania 19087
                    Attention: Christopher J. Close
                    Fax:   (610) 687-1052

with a copy thereof to its Counsel:

                    McCausland, Keen & Buckman
                    Radnor Court, Suite 100
                    259 Radnor-Chester Road
                    Radnor, Pennsylvania  19087
                    Attention: Robert H. Young, Jr.
                    Fax:  (610) 341-1099

     12.3 Notice to Seller. A notice to Seller or Shareholders shall be sufficient in all respects if delivered, or mailed by first class registered or certified mail, postage and fees prepaid, or if sent by a nationally recognized overnight courier providing proof of delivery, or if sent by fax followed by a hard copy sent by first class mail, addressed to the following or such other address provided by written notice made pursuant to this Article:

                    The Beard Company
                    5600 N. May Avenue
                    Oklahoma City, Oklahoma 73117
                    Attention: Herb Mee, Jr.
                    Fax: (405) 842-9901

                    and

                    Clifford H. Collen, Jr.
                    36 Old San Antonio Road
                    Boerne, Texas 78006
                    Fax: ________________________

     and with a copy thereof to their counsel:

                    McAfee & Taft
                    10th Floor, Two Leadership Square
                    Oklahoma City, Oklahoma 73102
                    Attention: Jerry A. Warren
                    Fax: (405) 235-0439

                            ARTICLE 13
               FURTHER ASSURANCES AND MISCELLANEOUS

     13.1 Seller's  Name.   At  Closing  Seller  shall  promptly amend  its
Articles of Incorporation to adopt a name dissimilar to "Carbonic Reserves" and all variants thereof.

     13.2 Employee Contracts. Seller and Shareholders agree to use their best efforts to assist Purchaser in retaining desired key employees of Seller (as Purchaser shall determine with Seller's assistance) and to obtain one-year employment contracts between such key employees of Purchaser, providing for present salary levels, with ordinary course of business bonuses and raises, and with standard US Airgas employee benefits including health and life insurance and 401(k) Plan ("Airgas Plans"). Prior to being hired by Purchaser, employees of Seller will be required to pass a standard drug test which is administered to all new employees of Purchaser. All employees of Seller hired by Purchaser immediately after Closing shall be eligible for participation in Airgas Plans (subject to the amendment, modification or termination of any such Airgas Plans) and shall be credited with their years of service with Seller for purposes of their participation in the Airgas Plans.

     13.3 Further Agreements and Cooperation. Each party hereto agrees to execute such further papers or agreements and to take such other actions as may be necessary to effect the purposes of this Agreement and carry out its provisions, including without limitation such documents and actions as shall ensure the orderly transfer of the customers of the Business to Purchaser.

     13.4 Audited Business. Audited financial statements of Seller for the Business may be required for Purchaser's parent, Airgas, Inc., to comply with the requirements of Rule 3-05 and Article 11 of Regulation S-X and Form 8-K of the Securities and Exchange Commission. Seller will cooperate with Purchaser to allow completion (no later than 60 days following the
Closing Date) of audited financial statements of the Business to be prepared by Purchaser's auditors at Purchaser's expense. Seller's cooperation shall include execution of a mutually agreeable "letter of representation" by Seller's management.

     13.5 Entire Agreement, No Oral Change. This Agreement, together with the schedules and exhibits hereto, embodies the entire agreement between the parties hereto and supersedes any and all prior agreements and understandings between the parties hereto. This Agreement may only be changed by written instrument signed by the party to be charged.

     13.6 Risk of Loss. Pending Closing, Seller shall bear the risk of loss of or damage to the Assets. Seller shall promptly notify Purchaser of any such loss.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              AIRGAS CARBONIC RESERVES, INC.


                              By:_______________________________


                              CARBONIC RESERVES


                              By:_______________________________
                                   Clifford H. Collen, Jr., President


                              THE BEARD COMPANY


                              By:______________________________
                                   Herb Mee, Jr., President


                              _________________________________
                                   Clifford H. Collen, Jr.